                                                                    EXHIBIT 10.9


                          CORPORATE INTEGRITY AGREEMENT



                                   BETWEEN THE
                           OFFICE OF INSPECTOR GENERAL
                                     OF THE
                     DEPARTMENT OF HEALTH AND HUMAN SERVICES


                                       AND


                            MARINER HEALTH CARE, INC.




                                 MARCH 25, 2002

                                TABLE OF CONTENTS

                                                                                                                  PAGE


I.  PREAMBLE.......................................................................................................1

II.  TERM OF THE CIA...............................................................................................2

III.  CORPORATE INTEGRITY OBLIGATIONS..............................................................................2

         A.  Program Infrastructure................................................................................2

                  1.  Board of Directors' Committee................................................................2

                  2.  Compliance Officer...........................................................................3

                  3.  Compliance Committees........................................................................3

                  4.  Internal Audit and Review Functions..........................................................3

                  5.  Facility Administrators......................................................................4

                  6.  Corporate Quality Assessment & Assurance Committee...........................................4

                  7.  Chief Medical Officer........................................................................4

         B.  Written Standards.....................................................................................5

                  1.  Code of Conduct..............................................................................5

                           a.  Contents............................................................................5

                           b.  Distribution and Certification......................................................5

                           c.  Covered Contractor Requirements.....................................................6

                  2.  Policies and Procedures......................................................................6

         C.  Training and Education................................................................................9

                  1.  General Compliance Training..................................................................9

                  2.  Specific Training............................................................................9

                  3.  Certification...............................................................................11

                  4.  Prior Training..............................................................................11

         D.  Review Procedures....................................................................................11

                  1.  Independent Monitor (Quality Engagement)....................................................11

                           b.  Access.............................................................................12

                           c.  Mariner's Obligations..............................................................13

                           d.  The Monitor's Obligations..........................................................14

                           e.  Miscellaneous Provisions...........................................................16

                  2.  Financial Reviews...........................................................................16

                           a.  Retention of Independent Review Organization.......................................16

                           b.  Selection of Mariner Compliance Audit Team.........................................17

                                    i. Identification of Team Members.............................................17

                                    ii.  Credentialing of the Compliance Audit Team...............................17

                                    iii. Reporting the Selection of the Compliance Audit Team.....................18

                                    iv. Replacement of Compliance Audit Team Members..............................18

                                    v.  Annual IRO Verification Review............................................18

                           c.  Type of Engagements................................................................19

                           d.  Frequency of Engagements...........................................................19

                           e.  Process Reviews....................................................................19

                           f.  Process Review Report..............................................................20

                           g.  Validation Review..................................................................20

                  7.  Independence Certification..................................................................21

         E.  Confidential Disclosure Program......................................................................21

         F.  Ineligible Persons...................................................................................22

                  1.  Definition..................................................................................22

                  2.  Screening Requirements......................................................................22

                  3.  Review and Removal Requirement..............................................................22

                  4.  Pending Charges and Proposed Exclusions.....................................................22

         G.  Notification of Proceedings..........................................................................23

         H.  Reporting............................................................................................23

                  1.  Definition of "Overpayment."................................................................23

                  2.  Definition of "Material Deficiency."........................................................23

                  3.  Reporting of Overpayments...................................................................23

                  4.  Reporting of Material Deficiencies..........................................................23

IV.  NEW BUSINESS UNITS OR LOCATIONS..............................................................................24

V.  IMPLEMENTATION AND ANNUAL REPORTS.............................................................................24

         A.  Implementation Report................................................................................25

         B.  Annual Reports.......................................................................................25

         C.  Certifications.......................................................................................27

         D.  Designation of Information:..........................................................................28

VI.  NOTIFICATIONS AND SUBMISSION OF REPORTS......................................................................28

VII.  OIG INSPECTION, AUDIT AND REVIEW RIGHTS.....................................................................28

VIII.  DOCUMENT AND RECORD RETENTION..............................................................................29

IX.   DISCLOSURES.................................................................................................29

X.  BREACH AND DEFAULT PROVISIONS.................................................................................29

         A.  Stipulated Penalties for Failure to Comply with Certain Obligations..................................29

         B.  Payment of Stipulated Penalties......................................................................31

                  1. Demand Letter................................................................................31

                  2.  Timely Written Requests for Extensions......................................................31

                  3.  Form of Payment.............................................................................32

                  4.  Independence from Material Breach Determination.............................................32

         C.  Exclusion for Material Breach of this CIA............................................................32

                  1.  Material Breach.............................................................................32

                  2.  Notice of Material Breach and Intent to Exclude.............................................32

                  3.  Opportunity to cure.........................................................................33

                  4.  Exclusion Letter............................................................................33

         D.  Dispute Resolution...................................................................................33

                  1.  Review Rights...............................................................................33

                  2.  Stipulated Penalties Review.................................................................33

                  3.  Exclusion Review............................................................................34

                  4.  Finality of Decision........................................................................34

                  5.  Review by Other Agencies....................................................................34

XI.  EFFECTIVE AND BINDING AGREEMENT..............................................................................34

                         CORPORATE INTEGRITY AGREEMENT
                                  BETWEEN THE
                          OFFICE OF INSPECTOR GENERAL
                                     OF THE
                    DEPARTMENT OF HEALTH AND HUMAN SERVICES
                                      AND
                           MARINER HEALTH CARE, INC.

I.       PREAMBLE

         Mariner Health Care, Inc., hereby enters into this Corporate Integrity Agreement ("CIA") with the Office of Inspector General ("OIG") of the United States Department of Health and Human Services ("HHS") to promote compliance by Mariner (as this term is defined herein), and by all Covered Persons and Covered Contractors (as these terms are defined herein) with the requirements of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. ss. 1320a-7b(f))(hereinafter collectively referred to as the "Federal health care programs"). Mariner's compliance with the terms and conditions in this CIA shall constitute an element of Mariner's present responsibility with regard to participation in the Federal health care programs. Contemporaneously with this CIA, Mariner is entering into a Settlement Agreement with the United States, and this CIA is incorporated by reference into that Settlement Agreement, as embodied in a Plan of Reorganization to be filed in Mariner's Chapter 11 of the Bankruptcy Code proceeding in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The scope of this CIA shall be governed by the following definitions:

         1. "Mariner": any corporation, subsidiary, affiliate, joint venture or other organization or entity in which Mariner Health Care, Inc., owns greater than 50% or has a controlling interest, or which Mariner Health Care, Inc., operates, performs billing functions, or has a management contract or arrangement to provide management and administrative services that give it control over the day-to-day operations over the organization or entity.

         2. "Covered Persons": includes all officers, directors, and employees. The term also includes those employees of contractors and agents who, on a regular basis, (i.e., more often than two weeks over a 52-week period): a) are involved in patient or resident care to Federal health care program beneficiaries or recipients; b) participate in Mariner's billing or related submissions to the Federal health care programs; or c) otherwise carry out the duties and responsibilities of this CIA (excluding the Monitor and the Independent Review Organization ("IRO")).

         3. "Covered Contractor": any entity or individual with whom Mariner has entered into a contract or other arrangement and does not fall within the definition of "Covered Persons."

II.      TERM OF THE CIA

         The period of the compliance obligations assumed by Mariner under this CIA shall be 5 years from the Effective Date of this CIA. The Effective Date of this CIA will be same as the Effective Date of the Settlement Agreement in which this CIA is incorporated by reference (the "Effective Date").

         Sections VII, VIII, IX, X and XI shall remain in effect until the OIG has completed its review of the final Annual Report and any additional materials submitted by Mariner pursuant to OIG's request.

III.     CORPORATE INTEGRITY OBLIGATIONS

         Prior to the execution of this CIA, Mariner established a Compliance Program and hereby agrees to maintain its Compliance Program for the duration of this CIA. In addition, to the extent not already implemented and for the duration of this CIA, Mariner agrees to supplement its Compliance Program by adhering to the obligations contained in this CIA, including the maintenance of a Compliance Program that includes the following elements:

         A.  Program Infrastructure.

         Mariner shall, within 90 days of the Effective Date of this CIA, review its current compliance program infrastructure, and to the extent not already in existence, create an internal structure whereby individuals are given responsibility at the facility and corporate levels to address quality of care concerns. These individuals shall not be the same individuals who are charged with responsibilities concerning the financial aspects of Mariner's facilities. There shall be in place a mechanism and structure to provide the individuals who are charged with quality of care concerns with direct access to the Compliance Officer, the Chief Medical Officer, and the Quality Assurance Committees.

         As part of this internal structure, Mariner shall maintain or establish, as necessary, the following positions and committees. If Mariner changes its Compliance Program infrastructure in a way that affects these positions and committees, Mariner shall ensure that under the new structure Mariner devotes at least equal resources to its Compliance Program as are devoted under the structure described herein and in Section III.B and provide notice to the OIG within 15 days of any such change.

         1. Board of Directors' Committee. Mariner has an Audit and Compliance Committee ("Board Committee") that serves as part of its Board of Directors. During the term of this CIA, this committee shall: a) review the adequacy of Mariner's system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of Mariner's financial reporting to Federal health care programs;
b) ensure that Mariner adopts and implements policies and procedures designed to ensure that Mariner complies with all applicable statutes, regulations, policies, and this CIA; c) ensure that Mariner has a system in place to respond to Federal, state, internal, and external reports of quality of care issues and that such system functions adequately; and d) ensure that Mariner adopts and implements policies and procedures that are designed to ensure that each individual that is cared for at a Mariner facility receives at least the level of care required by law.

         The individuals who serve on the Board Committee shall be available to the Compliance Officer, the Monitor, and the IRO required under this CIA, to respond to any issues or questions that might arise. The names of the Board Committee members and the Charter for the committee shall be provided to the OIG within 90 days of the Effective Date of this CIA. When new members are appointed, or the responsibilities or authorities of the Board Committee are substantially changed, Mariner shall notify OIG, in writing, within 15 days of such a change.

         2. Compliance Officer. Mariner has appointed a Compliance Officer who is responsible for developing and implementing policies, procedures, and practices designed to promote compliance with the requirements set forth in this CIA and with the requirements of the Federal health care programs. The Compliance Officer shall be a member of senior management of Mariner (i.e., not subordinate to Mariner's general counsel or chief financial officer), shall make regular (at least quarterly) reports regarding compliance matters directly to the CEO and/or to the Board Committee. The Compliance Officer shall be authorized to report to the Board of Directors at any time. The Compliance Officer shall remain responsible for monitoring the day-to-day activities engaged in by Mariner to further its compliance objectives as well as any reporting obligations created under this CIA. The Compliance Officer or his or her designees shall also ensure that financial or quality of care issues are appropriately identified and addressed through corrective action plans. In the event a new Compliance Officer is appointed during the term of this CIA, Mariner shall notify OIG, in writing, within 15 days of such a change.

         3. Compliance Committees. Mariner has a compliance committee composed of the Compliance Officer and other appropriate officers or individuals who have the authority and responsibility to ensure quality of care at Mariner's facilities, ensure proper billing to Federal health care programs, and to appropriately and thoroughly implement the requirements of this CIA. The Compliance Officer chairs the Committees and the Committees shall support the Compliance Officer in fulfilling his/her responsibilities.

         4. Internal Audit and Review Functions. Mariner has a program for performing internal audits and reviews. The internal audits and reviews:

                  a. make findings of whether the cost reports, claims, and submissions to Federal health care programs that affect reimbursement are accurate and in accordance with applicable law;

                  b. make findings of whether the patients and residents at Mariner facilities are receiving the quality of care and quality of life consistent with basic care, treatment and protection from harm standards; including, but not limited to, 42 C.F.R. Parts 482 and 483 and any other Federal and state statutes, regulations, guidelines, and directives;

                  c. conduct an annual Minimum Data Set ("MDS") billing review of claims submitted by Mariner's long term care facilities; and

                  d. perform such other internal audits and reviews as necessary to ensure that this CIA is being appropriately implemented and to ensure that Mariner is meeting its obligations under applicable law.

         5. Facility Administrators. Each Mariner facility is managed by an Administrator. The Administrators will continue to be responsible for compliance in their respective facilities. Execution of compliance duties shall be a component of the performance evaluations of Administrators. Should it become necessary to pursue employment of a new Administrator, Mariner shall appoint an acting Administrator who shall be granted authority equal to that of the Administrator to carry out all required duties, including those with respect to Mariner's Compliance Program.

         6. Corporate Quality Assessment & Assurance Committee. Mariner has a corporate-level Quality Assessment & Assurance Committee ("QA&A Committee") that regularly meets to identify, track, and plan issues requiring quality assessment or action. The QA&A Committee performs QA&A reviews that focus all levels of management on quality improvement opportunities for clinical care throughout Mariner. The QA&A Committee conducts reviews on a monthly basis to support the identification, analysis, reporting, and improvement of focused clinical care areas.

         7. Chief Medical Officer. Mariner employs a physician as a full-time Chief Medical Officer, who reports directly to the CEO. The duties of the Chief Medical Officer include:

                  a. The provision of expert geriatric medicine content to and oversight of:

                           1.       Ancillary clinical services;

                           2.       Relationships with providers of Physician
                                    Services;

                           3.       Physician Credentialing;

                           4.       Medical Director and Physician contracting;
                                    and

                           5.       Quality measurement, monitoring and
                                    improvement activities;

                  b. Guidance to the Corporate Compliance and Quality Assessment and Assurance Committees; and

                  c Oversight of contacting with outside clinical organizations, such as managed care organizations and hospitals.

         B.  Written Standards.

                  1. Code of Conduct. Mariner has established a Code of Conduct. Within 90 days of the Effective Date of this CIA, the Code of Conduct shall be reviewed by the Compliance Officer to ensure it meets the requirements set forth herein.

                  a. Contents: The Code of Conduct shall, at a minimum, include:

                           1. Mariner's commitment to compliance with all statutes, regulations, directives, and guidelines applicable to Federal health care programs, including its commitment to prepare and submit accurate billings consistent with Federal health care program requirements, which includes procedures or instructions communicated by appropriate regulatory agencies, e.g., the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration or HCFA) (hereinafter "CMS") and fiscal intermediaries or carriers;

                           2. Mariner's requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Mariner's own Policies and Procedures (including the requirements of this CIA);

                           3. the requirement that all Covered Persons shall be expected to report suspected violations of any Federal health care program requirements or of Mariner's own Policies and Procedures, and if there are credible allegations of resident or patient harm, such report shall be made in accordance with applicable law;

                           4. the possible consequences to both Mariner and to any Covered Person for failure to comply with all Federal health care program requirements and with Mariner's own Policies and Procedures or for failure to report such non-compliance; and

                           5. the right of all individuals to use the Confidential Disclosure Program, as well as Mariner's commitment to confidentiality and non-retaliation with respect to disclosures.

                  b. Distribution and Certification. Mariner shall distribute the Code of Conduct to all employees during each employee's orientation and thereafter, as revisions occur. Within 90 days of the Effective Date of this CIA, Mariner shall distribute the Code of Conduct to all Covered Persons who have not already received a copy that reflects the required contents as set forth herein. Within 90 days of the Effective Date of this CIA, each Covered Person who has not already done so shall certify, in writing, that he or she has received, read, understood, and will abide by Mariner's Code of Conduct.

         New Covered Persons shall receive the Code of Conduct during orientation or at the time of their appointment, employment or contract, or within 90 days of the Effective Date of the CIA, whichever is later. All Covered Persons shall complete the required certification within 30 days after the commencement of their appointment, employment, or contract or within 90 days of the Effective Date of the CIA, whichever is later. Mariner shall continue to make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of employees.

         Mariner shall annually review the Code of Conduct and will revise or supplement it as necessary. Mariner shall distribute revisions or supplements of the Code of Conduct to Covered Persons within 45 days of such changes being completed. Covered Persons shall certify on an annual basis that they have received, read, understood and will abide by the Code of Conduct that is currently in place.

                  c. Covered Contractor Requirements. For each of its Covered Contractors, Mariner shall: i) require in its contract with the Covered Contractor that the Covered Contractor acknowledges Mariner's Code of Conduct;
ii) for any Covered Contractor with whom Mariner has an existing contract, Mariner shall in good faith seek to reform the contract to require the Covered Contractor to acknowledge the Compliance Program and Code of Conduct; and iii) ensure that the Code of Conduct is provided (either by Mariner or the Covered Contractor) to all Covered Contractors.

                  2. Policies and Procedures. Mariner has established written Policies and Procedures regarding its Compliance Program and its compliance with relevant Federal and state requirements, including, but not limited to, the requirements of Federal health care programs. Mariner shall continue to assess and update as necessary the Policies and Procedures at least annually and more frequently, as appropriate. The Policies and Procedures shall be available to the OIG upon request. To the extent not already accomplished, Mariner shall ensure that the relevant portions of its Policies and Procedures are available to the appropriate Covered Persons within 90 days of the Effective Date of this CIA. Compliance staff or supervisors shall continue to be available to explain any and all Policies and Procedures. Within 90 days of the Effective Date of this CIA, Mariner shall review and analyze its Polices and Procedures to ensure that, at a minimum, Mariner has adequate Policies and Procedures that specifically address:

         a. Measures designed to ensure that Mariner complies with Titles XVIII and XIX of the Social Security Act, 42 U.S.C. ss.ss. 1395-1395ggg and 1396-1396v, and all regulations, directives, and guidelines promulgated pursuant to these statutes, including, but not limited to, 42 C.F.R. 424, 482, and 483, and any other state or local statutes, regulations, directives, or guidelines applicable to long term care facilities or hospitals;

         b. Measures designed to ensure that Mariner complies with all requirements applicable to Medicare's Prospective Payment System ("PPS") for long term care facilities, including, but not limited to: collection of the clinical data required under the Minimum Data Set ("MDS") as specified by the Resident Assessment Instrument User's Manual; use of the current Resource Utilization Groups ("RUG") classification system; and billing and cost report preparation policies and procedures;

         c. Measures designed to ensure that Mariner has a system to require and centrally collect reports relating to incidents, accidents, abuse and neglect. The reports required under this system shall be of nature to allow the Quality Assurance Committees meaningful information to be able to determine: 1) if there is a quality of care problem; and 2) the scope and severity of the problem.

         d. Measures designed to ensure that staffing needs are decided first and foremost upon achieving the level of care for Mariner's patients and residents required by Federal and state laws, including, but not limited to, 42 C.F.R. ss.ss. 482.23(a) and (b) (hospitals) and 483.30 (nursing facilities);

         e. Measures designed to inform Covered Persons of the staffing requirements of Federal and state law;

         f. Measures to inform Covered Persons during orientation and during other training required by this CIA that staffing levels are a critical aspect of patient and resident care, and, if any person has a concern about the level of staffing that there are many avenues available to each individual to report such concerns, including, but not limited to, the Administrator, the Hotline (as described in Section III. E. of this CIA), individuals at the district, regional, or corporate level, or directly to the Compliance Officer or Monitor;

         g. Measures designed to minimize the use of individuals at any Mariner facility who are from a temporary agency or not employed by Mariner (not including those individuals who are included in the definition of Covered Persons) and measures designed to create and maintain a standardized system to track the number of individuals at each facility who fall within this category so that the number/proportion of or changing trends in such staff can be adequately identified by Mariner and/or the Monitor;

         h. Measures designed to ensure compliance with the completion of accurate clinical assessments as required by applicable Federal law (see, e.g., 42 C.F.R. ss. 483.20);

          i. Measures designed to ensure that in states where cost reports affect the level of Medicaid reimbursement, cost reports for the hospitals correctly reflect relationships with related parties and that any exceptions to the related party rules are obtained annually from the fiscal intermediary;

         j. Measures designed to ensure that individuals and entities who fall within the ambit of the Covered Contractor definition are appropriately supervised to ensure that the Covered Contractor is acting within the parameters of Mariner's Policies and Procedures and the requirements of Federal health care programs;

         k. Measures designed to ensure that the internal audits are performed by appropriate and qualified individuals;

         l. Non-retaliation policies and methods for employees to make disclosures or otherwise report on compliance issues through the Confidential Disclosure Program required by section III.E;

         m. Disciplinary guidelines to reflect the Code of Conduct requirements as specified in Section III.B.1;

         n. Measures designed to promote adherence to the compliance and quality of care standards set forth in applicable statutes, regulations, guidelines, directives, and this CIA, by including such adherence as a significant positive factor in determining the compensation to administrators of the facilities, and the individuals responsible for such compliance at the district, regional, and corporate level. Such measures shall include financial incentives for improving the quality of care at the facilities for which a particular individual shares responsibility, and financial penalties (e.g., no bonus or increase in salary) for failure to prevent quality of care problems;

         o. Measures designed to ensure cooperation with the Monitor and the IRO who shall have access to a particular facility, and any and all books, records, and patient and resident records that pertain to financial integrity or quality of care in accordance with this CIA; and

         p. Measures designed to ensure that compliance issues are identified internally (e.g., through reports of abuse or neglect, financial data, reports to supervisors, Hotline or other complaints, internal audits or reviews, patient and resident satisfaction surveys, CHSRA quality indicators, staff turnover data, or internal surveys) or externally (e.g., consultants, audits performed by the IRO, or the Monitor's reports) and are promptly and appropriately investigated and, if the investigation substantiates compliance issues, Mariner implements effective and timely corrective action plans and monitors compliance with such plans; and

         q. Measures designed to effectively collect and analyze staffing data, including staff to patient or resident ratio and staff turnover;


         C.  Training and Education.

         Prior to the execution of this CIA, Mariner established a training program for all its Covered Persons and agrees that it shall continue to conduct training programs that meet the requirements of this CIA. Persons providing the training must be knowledgeable about the subject area covered by the training.

                  1. General Compliance Training. Mariner provides at least one hour of general compliance training to each Covered Person. This general training explains Mariner's:

                           a. Corporate Integrity Agreement requirements; and

                           b. Compliance Program (including the Code of Conduct and Policies and Procedures as they pertain to general compliance issues).

These training materials shall be made available to OIG, upon request.

         New Covered Persons shall receive the general training described above during orientation, but not later than 20 days after the beginning of their employment or within 90 days after the Effective Date of this CIA, whichever is later. Each Covered Person shall receive such general training on an annual basis.

                  2. Specific Training. Within 90 days of the Effective Date of this CIA, Mariner shall initiate specific training of certain designated Covered Persons, as set forth in this Section. Each Covered Person who is involved in the delivery of patient or resident care (including individuals who are responsible for quality assurance, setting policies or procedures, or making staffing decisions), the preparation or submission of claims for reimbursement or cost reports, or the assignment of procedure codes or other diagnostic assessments that might affect reimbursement, for any Federal health care programs (hereinafter, "Relevant Covered Persons") shall receive at least 2 hours of specific training pertinent to his or her responsibilities (as described below) in addition to the general training required above. This training shall be conducted at least annually thereafter, shall include a discussion of the policies and procedures set forth in Section III.B.2, including, but not limited to:

                           a. the submission of accurate information (e.g., MDS, claims, bills, and cost reports) for services rendered to Medicare or Medicaid beneficiaries, including, but not limited to, the requirements for an accurate clinical assessment, if relevant to the person's duties;

                           b. policies, procedures and other requirements applicable to the documentation of medical records, if relevant to the person's duties;

                           c. the personal obligation of each individual involved in the patient or resident care, documentation, or reimbursement processes to ensure that such submissions are accurate;

                           d. applicable Federal health care program requirements, if relevant to the person's duties;

                           e. the legal sanctions for improper submissions to Federal health care programs;

                           f. examples of relevant reimbursement practices related to Federal health care programs found to have been improper, if relevant to the person's duties; and

                           g. for persons who provide patient or resident care: the coordinated interdisciplinary approach to providing care to residents or patients, including, but not limited to, resident assessment and the requirements of 42 C.F.R. ss. 483.

         Affected new Relevant Covered Persons shall have begun to receive this training within 30 days of the beginning of their employment or contract, and shall have completed this specific training with 90 days of the beginning of their employment or contract. New Relevant Covered Persons involved in the delivery of patient or resident care or in the preparation or submission of information (including, but not limited to, claims, bills, MDS, or cost reports) to any Federal health care program shall be adequately supervised by trained employees until they have completed the specific training relevant to their duties. Each Relevant Covered Person shall receive the appropriate Specific Training on an annual basis.

         In addition, each facility shall conduct periodic training on an "as needed" basis (but at least semi-annually) on those quality of care issues identified by the Quality Assurance Committees. In determining what training should be performed, the Quality Assurance Committees will review the complaints received, satisfaction surveys, staff turnover data, any state or Federal surveys, including those performed by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), any internal surveys, and either the CHSRA quality indicators (for long term care facilities) or other relevant indicators (for other types of facilities). Such training will be for the length of time necessary to teach the subject matter. Such training will be provided to all Covered Persons at the facility who are responsible for patient or resident care, or whose job function allows them to contribute to the correction of the alleged deficiency. Mariner shall implement mechanisms to evaluate the individual's competence with respect to the training received.

                  3. Certification. An attendance log shall document the attendance of each person who is required to attend the training. The member of the Compliance Department or other person providing the training shall certify the accuracy of the attendance log. The attendance log shall specify the type of training received and the date received. The Company shall retain the attendance logs and certifications, along with specific course materials, and make all of these logs, certifications, and materials available to OIG upon request. The certification shall specify the type of training received and the date received. The Compliance Officer shall retain the certifications, along with specific course materials. These shall be made available to OIG upon request.

                  4. Prior Training. Training of any type provided to affected Covered Persons within six months prior to the Effective Date of this Agreement that meets the requirements of Section III.C shall be deemed to meet the time frame obligation imposed by this Section, but does not obviate the requirements for attendance certifications.

D.  Review Procedures.

                  1. Independent Monitor (Quality Engagement). Within 60 days of the effective date of this CIA, Mariner shall appoint an appropriately qualified monitoring team (the "Monitor"), approved by the OIG. The Monitor may retain additional personnel, including, but not limited to, independent consultants, if needed to help meet the Monitor's obligations under this CIA. Mariner shall be responsible for all costs incurred by the Monitor, including, but not limited to, travel costs, consultants, administrative personnel, office space and equipment, or additional personnel. Failure to pay the Monitor within 30 calendar days of submission of its invoices for services previously rendered shall constitute a breach of the CIA and shall subject Mariner to one or more of the remedies set forth in Section XI infra. The Monitor may be removed solely at the discretion of the OIG. If the Monitor resigns or is removed for any reason prior to the termination of the CIA, Mariner shall appoint another Monitor, after approval by the OIG, with the same functions and authorities.

                           a. The Monitor shall be responsible for assessing the
effectiveness, reliability and thoroughness of the following:

                           i. Mariner's internal quality control systems,
                  including, but not limited to, whether the systems in place to promote quality of care and to respond to quality of care issues are acting in a timely and effective manner; whether the communication system is effective, allowing for accurate information, decisions, and results of decisions to be transmitted to the proper individuals in a timely fashion; and whether the training programs are effective and thorough;

                           ii. Mariner's response to quality of care issues,
                  which shall include an assessment of:

                                    (A) Mariner's ability to identify the
                           problem;

                                    (B) Mariner's ability to determine the scope
                           of the problem, including, but not limited to whether the problem is isolated or systemic;

                                    (C) Mariner's ability to create a corrective
                           action plan to respond to the problem;

                                    (D) Mariner's ability to execute the
                           corrective action plan;

                                    (E) Mariner's ability to evaluate whether
                           the assessment, corrective action plan and execution of that plan was effective, reliable, and thorough.

                           iii. Mariner's development and implementation of corrective action plans and the timeliness of such actions;

                           iv. Mariner's proactive steps to ensure that each patient and resident receives care in accordance with: (A) basic care, treatment and protection from harm standards; (B) the rules and regulations set forth in 42 C.F.R. Parts 482 and 483; (C) state and local statutes, regulations, and other directives or guidelines; and (D) the policies and procedures adopted by Mariner and set forth in this CIA.

                  b.       Access.  The Monitor shall have access to:

                           i. Facilities, at any time and without prior notice;

                           ii. The following types of documents: (1) the CMS quality indicators (for nursing facilities); (2) internal or external surveys or reports; (3) Mariner's hotline complaints; (4) resident or patient satisfaction surveys; (5) staffing data in the format requested by the monitor, including but not limited to reports setting forth the staff to patient or resident ratios, temporary staffing levels, and staff turnover data, as well as reports that reflect the tracking of the usage of temporary agency personnel;
                           (6) incident, accident, abuse, neglect or death reports; (7) reports of incidents involving a patient or resident that prompt a full internal investigation; (8) patient or resident records; (9) financial data; (10) self-evaluative reports including, but not limited to, those from medical review committees, quality assurance committees, or peer review committees; and (11) any other pre-existing data, including the reconfiguring of existing data, that the Monitor may determine relevant to fulfilling the duties required under this CIA in the format requested by the Monitor, to the extent practicable; and

                           iii. immediate access to patients, residents, and staff for interviews outside the presence of Mariner supervisory staff or counsel, provided such interviews are conducted in accordance with all applicable laws and the rights of such individuals. The Monitor shall give full consideration to an individual's clinical condition before interviewing a resident or patient.

                  c.       Mariner's Obligations.  Mariner shall:

                           i. Not impede the Monitor's access to its facilities (pursuant to the provisions of this CIA) and shall provide any requested documentation within the time frame specified by the Monitor, subject to any extensions and modifications requested by Mariner and granted by the Monitor;

                           ii. Assist in contacting and arranging interviews of Covered Persons, and not impede the cooperation by such individuals;

                           iii. Provide access to current residents or patients and contact information for their families and guardians, in a manner consistent with the rights of such individuals under State or Federal law, and not impede their cooperation;

                           iv. Provide the last known contact information for former employees, contractors, and agents, and not impede the cooperation from such individuals, including, but not limited to, refraining from placing confidentiality requirements in termination agreements that would limit such cooperation;

                           v. Provide the last known contact information for former residents, patients, their families, or guardians consistent with the rights of such individuals under State or Federal law, and not impede their cooperation;

                           vi. Address any written recommendation made by the Monitor either by substantially implementing the Monitor's recommendations or by explaining in writing why it has elected not to do so;

                           vii. Pay the Monitor's bills for Monitor's Costs within 30 days of receipt. While Mariner must pay all the Monitor's bills within 30 days, Mariner may bring any disputed Monitor's Costs or bills to the OIG's attention;

                                    viii. Not sue or otherwise bring any action against the Monitor related to any findings made by the Monitor or related to any exclusion or other sanction of Mariner under this Agreement; provided, however, that this clause shall not apply to any suit or other action based solely on the dishonest or illegal acts of the Monitor, whether acting alone or in collusion with others; and

                                    ix. Provide the Monitor a report within 48 hours of any incident involving a resident or patient that prompts a full internal investigation. Each such report shall contain the full name, social security number, and date of birth of the resident or patient, the date of death or incident, and a brief description of the events surrounding the death or incident.

                  d.       The Monitor's Obligations.  The Monitor shall:

                                    i. Respect the legal rights, privacy, and dignity of all Covered Persons, residents, and patients;

                                    ii. Promptly report to appropriate
                                    regulatory or law enforcement entities when warranted. Where independently required by applicable law or professional licensing standard to report any finding to an appropriate regulatory or law enforcement authority, simultaneously submit copies of such reports to OIG and to Mariner;

                                    iii. At all times act reasonably in
                                    connection with its duties under the CIA, including when requesting information from Mariner. Acting reasonably shall mean, when appropriate, among other things, that the Monitor shall consider the burdens and costs to Mariner;

                                    iv. Provide quarterly reports to Mariner and the OIG concerning the findings made to date;

                                    v. Submit bills to Mariner on a consolidated basis no more than once per month, and submit an annual summary representing an accounting of its costs throughout the year to Mariner and to the OIG. Mariner shall have the opportunity to review such bills and bring any issue of disputed bills or costs to the attention of the OIG;

                                    vi. Not be bound by any other private or governmental agency's findings or conclusions, including, but not limited to JCAHO, CMS, or the state survey agency. Likewise, such private and governmental agencies shall not be bound by the Monitor's findings or conclusions. The Monitor's reports shall not be the sole basis for determining deficiencies by the state survey agencies. The parties agree that CMS and its contractors shall not introduce any material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor as evidence into any proceeding involving a Medicare or Medicaid survey, certification, or other enforcement action against Mariner, and Mariner shall similarly be restricted from using material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor as evidence in any of these proceedings. Nothing in the previous sentence, however, shall preclude the OIG or Mariner from using any material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor in any action under the CIA or pursuant to any other OIG authorities or in any other fora not explicitly excluded in this subsection;

                                    vii. Abide by the legal requirements of
                                    Mariner's facilities to maintain the
                                    confidentiality of each resident's or
                                    patient's personal and clinical records, and to maintain confidential and not to disclose the records of Mariner's Corporate Compliance Committee and self-evaluative reports including, but not limited to, those from medical review committees, quality assurance committees or peer review committees. Nothing in the prior sentence, however, shall limit or affect the Monitor's obligation to provide information, including information from patient and resident clinical records, to the OIG, and, when legally or professionally required, reporting to other agencies; and

                                    viii. Except to the extent required by law, maintain the confidentiality of any proprietary financial and operational information, processes, procedures and forms obtained in connection with its duties under this CIA and not comment publicly concerning its findings except to the extent authorized by the OIG.

                  e.       Miscellaneous Provisions

                                    i. The Monitor may confer and correspond with Mariner and OIG on an ex parte basis at any time. If, after consulting with Mariner, the Monitor has concerns about corrective action plans that are not being enforced or systemic or repeated problems that could impact Mariner's ability to render quality care to its patients and residents, then the Monitor shall: (A) report such concerns in writing to the Consortium, in care of the OIG at the address set forth in Section VI of this CIA (the Consortium consists of representatives of the OIG, CMS, and the Department of Justice); and (B) provide notice and a copy of the report to the Compliance Officer and the Board Committee. Mariner shall be provided an opportunity to respond to the Consortium concerning any such report;

                                    ii. The Consortium shall seek to resolve any such dispute between the Monitor and Mariner prior to the OIG seeking any remedies pursuant to the terms of this CIA;

                                    iii. At the end of 36 months from the
                                    Effective Date of this CIA, the OIG will review the need for a Monitor and, in its sole discretion, the OIG may release Mariner from the Monitor obligations set forth in section III.D.1. The OIG's decision whether to release Mariner from its Monitor obligations is non-reviewable;

                                    iv. The Monitor shall not control, manage or operate Mariner;

                                    v. Nothing in this Agreement changes the applicable requirements for standards of care.

                  2.  Financial Reviews.

                           a.       Retention of Independent Review
                                    Organization. Within 60 days of the
                                    Effective Date of this CIA, Mariner shall engage an entity, such as an accounting, auditing or consulting firm (hereinafter "Independent Review Organization" or "IRO"), to assist Mariner in assessing and evaluating its billing, coding and claims submission practices pursuant to this CIA and the Settlement Agreement. The IRO retained by Mariner shall have expertise in the billing, coding, reporting and other requirements of the particular section of the health care industry pertaining to this CIA and in the general requirements of the Federal Health Care program(s) from which Mariner seeks reimbursement. The IRO shall assess, along with Mariner, whether it can perform the IRO engagements in a professionally independent fashion, taking into account any other business relationships or other engagements that may exist.

                           b.       Selection of Mariner Compliance Audit Team.

                           i. Identification of Team Members. Mariner's
                  Corporate Compliance Officer shall identify prospective employees to participate in a team (the "Compliance Audit Team") conducting "MDS Discovery Audits" as provided in Appendix B. Selection shall be based upon each candidate's MDS Audit experience (i.e., has performed similar MDS audits within the 6 months prior to becoming part of the Compliance Audit Team), qualifications, and clinical background. The IRO and Corporate Compliance Officer shall independently assess each respective candidate's experience, qualifications, and clinical background. Both the IRO and Mariner shall draft independent recommendations for each prospective Compliance Audit Team member regarding whether each member should serve on the Compliance Audit Team. The IRO and Mariner shall mutually agree on Mariner's proposed Compliance Audit Team members for the purposes of Credentialing as set forth below.

                           ii. Credentialing of the Compliance Audit Team. To
                  credential the Compliance Audit Team, the following protocol will be used. Within 90 days of the Effective Date of this CIA and prior to the initiation of any MDS Audits, the IRO shall randomly select (using RAT-STATS) 25 sampling units from Mariner's nursing facilities. The identities of the patients and residents in the selected sampling units will be redacted to preserve patient and resident confidentiality. These sampling units will be used to train and assess the candidates for the Compliance Audit Team. Using the audit procedures set forth in Appendix B, the IRO will train the prospective Compliance Audit Team members using the first 10 randomly generated sampling units. Following the demonstration training, and using the remaining 15 randomly selected sampling units, each of the candidates will independently make coding and overpayment determinations on these units based on defined audit procedures agreed to by Mariner and the IRO as set forth below. Each prospective Compliance Audit Team member will be evaluated on how they scored each test sampling unit. Each reviewer's percentage score will be calculated based on pre-selected objective audit elements. These pre-selected objective audit elements and the credentialing standard shall be mutually agreed upon by Mariner and the IRO and shall be submitted to the OIG for review. At any time during the term of the CIA, the OIG may provide Mariner with comments, recommendations, or may reject any or all of the pre-selected objective audit elements or credentialing standard and may create its own audit elements and credentialing standard and apply it to select the Compliance Audit Team. Any comments provided, recommendations made or the lack thereof or the lack of rejection of any or all of the pre-selected objective audit elements or credentialing standard shall not constitute acceptance of the pre-selected objective audit elements or the credentialing standard. Those Compliance Audit Team Candidates with credentialing scores at or above the credentialing standard will be selected as members of the Compliance Audit Team.

                           iii. Reporting the Selection of the Compliance Audit
                  Team. As part of Mariner's Implementation Report, Mariner's Corporate Compliance Officer shall provide the OIG with his justification and the IRO's recommendations for each proposed Compliance Audit Team member. Both Mariner's justification and the IRO's recommendation shall include a narrative evaluation of each prospective team member's audit test performance for each selected Compliance Audit Team member. Mariner shall also include each candidate's resume, audit test results, and credentialing score which support each candidate's selection as an Compliance Audit Team member as part of its justification.

                           iv. Replacement of Compliance Audit Team Members. If
                  at any time during the term of this CIA, an Compliance Audit Team member needs to be replaced, the protocol described in
                  Section III.D.2.b.i-iii. herein shall be implemented to select a new Compliance Audit Team member. However, Mariner's justification and the IRO's recommendation, as described in
                  Section III.D.2.b.ii herein, shall be submitted to the OIG prior to engaging the new Compliance Audit Team member.

                           v. Annual IRO Verification Review. At the end of each
                  Review Year (as defined in Section III.D.2.b.vi below) of the CIA, the IRO will verify a sample of each Mariner Compliance Audit Team member's MDS Audit determinations to ensure the reviewer is making accurate judgements. To conduct the verification review, the IRO will review either 10% or 15 sampling units from each Compliance Audit Team member's previous year's MDS Audits, whichever is greater, and the accuracy of the reviewer's determinations shall be recorded. The IRO shall randomly select each reviewer's sample using RAT-STATS. Any incorrect MDS Audit determinations made by a Team member will constitute an error. If 5% or more of a team member's determinations are incorrect, the Compliance Audit Team member will be removed from the Team unless retention of the Compliance Audit Team member is otherwise recommended by the IRO and accepted by the OIG. The audit test results for each Compliance Audit Team member and any recommendation or supporting rationale will be included in each Annual Report to the OIG. The OIG, will have discretion to remove any person from the Compliance Audit Team at any time.

         c.       Type of Engagements.

                           (1) The Compliance Audit Team shall conduct MDS Discovery Audits in Mariner's nursing facilities as provided in Appendix B of this CIA.

                           (2) Where MDS Discovery Audits conducted by Mariner's Internal Audit Department exceed a specified error rate, as provided in Appendix B of this CIA, the IRO shall conduct a statistically valid Full Sampling whereby it reviews a sufficient number of sampling units to estimate the true overpayment within the population within a 90% confidence and 25% level of precision. In addition, the IRO shall conduct MDS Discovery Audits when Mariner cannot complete this task.

         d. Frequency of Engagements The IRO and Compliance Audit Team shall perform the MDS audits beginning with the Effective Date of this CIA and at the frequency provided for in Appendix B to this CIA. The IRO shall perform the Unallowable Cost Review for the first one-year reporting period beginning with the effective date of the CIA.

         e. Process Reviews. The IRO shall perform process reviews ("Process Reviews") at Mariner's nursing facilities which are selected for full statistically valid random sample ("SRVS") MDS audits as described above. The Process Reviews shall include a review of Mariner's claims, coding, billing and submission process and other compliance related activities. The Process Review may be performed concurrently with the other elements of the SRVS MDS audit and shall include testing or verification of Mariner's systems, processes and/or operations only when necessary as described below in Section III.D.13.e.(2). The Process Review shall consist of a thorough review and inquiry of the following:

                           (1) Mariner's documentation, coding, billing and reporting operations relating to claims submitted to all Federal health care programs. As part of this review, the IRO is expected to evaluate the presence, application and adequacy of:

                                            i. Mariner's billing and medical
                                            record documentation and coding
                                            process;

                                            ii. Mariner's billing policies and
                                            procedures to ensure proper coding
                                            and billing;

                                            iii. Mariner's internal controls to
                                            ensure accurate coding and claims
                                            submission;

                                            iv. Mariner's reporting operations
                                            or mechanisms that ensure
                                            appropriate communication between
                                            Mariner and its fiscal
                                            intermediaries; and

                                            v. corrective action plans to
                                            correct any inaccurate coding or
                                            billing processes or individual
                                            claim forms.

                           (2) In the event Mariner or the IRO identify deficiencies in Mariner's medical record documentation, coding process, policies and procedures, internal controls, reporting mechanisms or corrective action plans, which result, or could result, in inappropriate billing to the federal health care programs, the IRO shall attempt to quantify any actual or potential underpayment or overpayments and shall make a report to Mariner (and to the OIG as described below) that shall include the IRO's recommendations to correct the identified deficiency. In addition, the IRO shall test the applicable Mariner system(s) to ensure the potential deficiency is not a systemic problem. Mariner will correct any identified deficiency within three (3) months of the discovery of the deficiency or provide the OIG with a reason why it cannot correct the deficiency within that time frame. Mariner will report its findings regarding any potential deficiencies and corrective actions in its Process Review Report.

                  f. Process Review Report. The IRO shall prepare a report based upon each Process Review performed ("Process Review Report") which shall be submitted to the OIG as part of Mariner's Annual Reports. The Process Review Report shall include the IRO's findings and supporting rationale regarding:

                           (1) any identified deficiencies in Mariner's medical record documentation, coding process, policies and procedures, internal controls, reporting mechanisms or corrective action plans;

                           (2) any weakness or potential weaknesses in Mariner's medical record documentation, coding process, policies and procedures, internal controls, reporting mechanisms or corrective action plans; and

                           (3) any recommendations that the IRO may have to improve any of these systems, operations, or processes.

                  g. Validation Review. In the event the OIG has reason to believe that: (a) Mariner's Claims Review or Unallowable Cost Review fails to conform to the requirements of this CIA; or (b) the IRO's or Mariner's internal audit findings or Claims Review results are inaccurate, the OIG may, at its sole discretion, conduct its own review to determine whether the Claims Review or Unallowable Cost Review complied with the requirements of the CIA and/or the findings or Claims Review results are inaccurate ("Validation Review"). Mariner agrees to pay for the reasonable cost of any such review performed by the OIG or any of its designated agents so long as it is initiated before one year after Mariner's final submission (as described in section II) is received by the OIG.

         Prior to initiating a Validation Review, the OIG shall notify Mariner of its intent to do so and provide a written explanation of why the OIG believes such a review is necessary. To resolve any concerns raised by the OIG, Mariner may request a meeting with the OIG to discuss the results of any Claims Review or Unallowable Cost Review submissions or findings; present any additional or relevant information to clarify the results of the Claims Review or Unallowable Cost Review to correct the inaccuracy of the Claims Review; and/or propose alternatives to the proposed Validation Review. Mariner agrees to provide any additional information as may be requested by the OIG under this section in an expedited manner. The OIG will attempt in good faith to resolve any Claims Review or Unallowable Cost Review with Mariner prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of the OIG.

                  3. Independence Certification. The IRO shall include in its report(s) to Mariner a certification or sworn affidavit that it has evaluated its professional independence with regard to the Claims Review or Unallowable Cost Review and that it has concluded that it was, in fact, independent.

         E.  Confidential Disclosure Program.

         Within 90 days of the Effective Date of this CIA, Mariner shall review its Confidential Disclosure Program and ensure that it is in compliance with the requirements of this Section. The Hotline shall enable any individual to disclose, to the Compliance Officer or some other person who is not in the disclosing individual's chain of command, any identified issues or questions associated with Mariner's policies, practices, or procedures with respect to quality of care or a Federal health care program, believed by the individual to be inappropriate. Mariner shall publicize the existence of the Hotline, and, at a minimum, shall post it prominently in the lobby and gathering areas (e.g., dining rooms, activity rooms, waiting rooms) of each of its facilities and locations and publicize it in training and newsletters to employees.

         The Confidential Disclosure Program shall emphasize a non-retribution, non-retaliation policy, and shall include a reporting mechanism for anonymous, confidential communication. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather the information in such a way as to elicit all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether further review should be conducted. For any disclosure that is sufficiently specific so that the Compliance Officer or his or her designee reasonably determines further review is warranted, the Compliance Officer shall conduct such further review of the allegations and ensure that appropriate follow-up is conducted and that any inappropriate or improper practice is appropriately addressed.

         The Compliance Officer shall maintain a confidential disclosure log, which shall include a record and summary of each allegation received, the status of the respective investigations, and any corrective action taken in response to the investigation. The disclosure log shall be made available to OIG upon request.

         F.  Ineligible Persons.

                  1. Definition. For purposes of this CIA, an "Ineligible Person" shall be any individual or entity who: (a) is currently excluded, suspended, debarred or otherwise ineligible to participate in the Federal health care programs; or (b) has been convicted of a criminal offense related to the provision of health care items or services that falls within the ambit of 42 U.S.C.ss.1320a-7(a), but has not yet been excluded.

                  2. Screening Requirements. Mariner has developed policies and procedures as a part of its hiring process regarding the screening of prospective Covered Persons, contractors, and physicians who receive staff privileges to prevent the hiring of, or contracting with, any Ineligible Person. Mariner shall screen all prospective Covered Persons and contractors prior to engaging their services, and screen all physicians prior to granting staff privileges by: (a) requiring applicants to disclose whether they are Ineligible Persons; and (b) reviewing the General Services Administration's List of Parties Excluded from Federal Programs (available through the Internet at http://www.arnet.gov/epls) and the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) (these lists and reports will hereinafter be referred to as the "Exclusion Lists").

                  3. Review and Removal Requirement. Within 90 days of the Effective Date of this CIA, Mariner will review its list of current employees, agents, contractors, and physicians with staff privileges against the Exclusion Lists. Thereafter, Mariner will review the list semi-annually. If Mariner has actual notice that an employee, agent, contractor, or physician has become an Ineligible Person, Mariner will remove such person from responsibility for, or involvement with, Mariner's business operations related to the Federal health care programs and shall remove such person from any position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the person is reinstated into participation in the Federal health care programs.

                  4. Pending Charges and Proposed Exclusions. If Mariner has actual notice that an employee, agent, contractor, or physician with staff privileges is charged with a criminal offense related to any Federal health care program, or is proposed for exclusion during his or her employment or contract, Mariner shall take all appropriate actions to ensure that the responsibilities of that employee, agent, contractor, or physician do not adversely affect the quality of care rendered to any patient or resident or the accuracy of any claims submitted to any Federal health care program.

         G.  Notification of Proceedings.

         Within 30 days of discovery, Mariner shall notify the OIG, in writing, of any ongoing investigation or legal proceeding conducted or brought by a governmental entity or its agents involving an allegation that Mariner has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Mariner shall also provide written notice to the OIG within 30 days of the resolution of the matter, and shall provide the OIG with a description of the findings and/or results of the proceedings, if any. In addition, within 15 days of notification, Mariner shall notify the OIG, in writing, of any adverse final determination made by a Federal, state or local Government agency or accrediting or certifying agency (e.g., JCAHO) regarding quality of care issues.

         H.  Reporting.

                  1. Definition of "Overpayment." For purposes of this CIA, an "Overpayment" shall mean the amount of money Mariner has received in excess of the amount due and payable under the Federal health care programs' statutes, regulations or program directives, including carrier and intermediary instructions.

                  2. Definition of "Material Deficiency." For purposes of this CIA, a "Material Deficiency" means anything that involves: (i) a substantial Overpayment relating to any Federal health care program; or (ii) a matter that a reasonable person would consider a potential violation of 42 U.S.C. ss.ss. 1320a-7, 1320a-7a, or 1320a-7b, or other criminal or civil law related to any Federal health care program for which penalties or exclusion may be authorized. A Material Deficiency may be the result of an isolated event or a series of occurrences.

                  3. Reporting of Overpayments. If, at any time, Mariner identifies or learns of any billing, reporting, or other policies, procedures and/or practices that have resulted in an Overpayment (as herein defined), Mariner shall notify the payor (e.g., Medicare fiscal intermediary or carrier) within 30 days of discovering the Overpayment and take remedial steps within 60 days of discovery (or such additional time as may be agreed to by the payor) to repay the Overpayment and correct the problem, including preventing the underlying problem and the Overpayments from recurring. Notification and repayment to the contractor should be done in accordance with the contractor policies, and, for Medicare contractors, must include the information contained on the Overpayment Refund Form, provided as Appendix C to this CIA.

                  4. Reporting of Material Deficiencies. If Mariner determines through any means that there is a Material Deficiency (as defined herein), Mariner shall notify the OIG within 30 days of discovering the Material Deficiency. The report to the OIG shall include:

                  a. a complete description of the Material Deficiency, including the relevant facts, persons involved, and legal and program authorities;

                  b. Mariner's actions (and future plans of action) to correct the Material Deficiency; and to prevent such Material Deficiency from recurring;

                  c. The information on the Overpayment Refund Form and the payor's name, address, and contact person where the Overpayment (if any) was sent; and

                  d. The date of the check and identification number (or electronic transaction number) on which the Overpayment (if any was repaid).

         IV.      NEW BUSINESS UNITS OR LOCATIONS

         In the event that Mariner purchases or establishes new business units that participate in any Federal health care program after the Effective Date of this CIA, Mariner shall notify the OIG of this fact within 30 days of the date of purchase or establishment. This notification shall include the type of facility, location of the new operation(s), phone number, fax number, Federal health care program provider number(s) (if any), and the corresponding payor(s) (contractor specific) that has issued each provider number. All Covered Persons and Covered Contractors at such locations shall be subject to the requirements in this CIA that apply to new Covered Persons and Covered Contractors (e.g., completing certifications and undergoing training). In the case of new business units and locations, the obligations of this CIA shall apply only to services or activities occurring after the Effective Date of the acquisition or establishment of the new business unit or location. Mariner shall use its best efforts to implement the requirements of this CIA in new business units or locations that participate in any Federal health care program as soon as practical. Notwithstanding any other provision to the contrary, the terms of this CIA shall not become effective for new business units or locations until six months after the purchase or establishment of such new business units or locations.

V.       IMPLEMENTATION AND ANNUAL REPORTS

         A. Implementation Report. Within 120 days after the Effective Date of this CIA, Mariner shall submit a written report to the OIG summarizing the status of its implementation of the requirements of this CIA. This Implementation Report shall include:

                  1. the name, address, phone number and position description of all individuals in positions described in Section III.A;

                  2. the Charter for the Board of Directors' Committee as required in Section III.A.1;

                  3. the program for internal audits and reviews and a description of the quality of care infrastructure as required in Sections III.A. and III.A.4;

                  4. a copy of Mariner's Code of Conduct required by Section III.B.1;

                  5. the summary of the Policies and Procedures required by
                  Section III.B.2;

                  6. a description of the training programs required by section III.C, including a description of the targeted audiences and a schedule of when the training sessions were held and are to be held;

                  7. a certification by the Compliance Officer that to the best of his or her knowledge:

                           a. the Policies and Procedures required by section III.B.2 have been developed, are being implemented, and have been made available to all appropriate Covered Persons;

                           b. all Covered Persons and Covered Contractors have completed the Code of Conduct certification required by Section III.B.1;

                           c. all Covered Persons have completed the training and executed the certification required by Section III.C; and

                           d. such certification may also include, if necessary, an explanation of noncompliance.

                  8. a description of the confidential disclosure program required by Section III.E;

                  9. the identity of the Independent Review Organization(s) and the proposed start and completion date of the engagements for the first year;

                  10. a summary of personnel actions taken pursuant to Section III.F; and

                  11. a list of all of Mariner's locations (including mailing addresses), the corresponding name under which each location is doing business, the corresponding telephone numbers and facsimile numbers, each location's Federal health care program provider identification numbers(s), and the name, address, and telephone number of the payor (specific contractor) that issued each provider identification number.

         B. Annual Reports. Mariner shall submit to the OIG an Annual Report with respect to the status and findings of Mariner's compliance activities over the one-year period covered by the Annual Report. Each Annual Reports shall include:

                  1. any change in the identity or position description of individuals in positions described in Section III.A, a change in any of the committees' structure or charter, any change in the internal audit and review program, or any change in the quality of care infrastructure;

                  2. a certification by the Compliance Officer that to the best of his or her knowledge:

                           a. all Covered Persons and Covered Contractors have completed the annual Code of Conduct certification required by Section III.B.1;

                           b. all Covered Persons have completed the training and executed the certification required by Section III.C;

                           c. Mariner has complied with its obligations under the Settlement Agreement: (i) not to resubmit to any Federal health care program payors any previously denied claims related to conduct addressed in the Settlement Agreement, and its obligation not to appeal any such denials of claims; and (ii) not to charge to or otherwise seek payment from Federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify and adjust any past charges of unallowable costs;

                           d. Mariner has effectively implemented all plans of correction related to problems identified under this CIA, Mariner's Compliance Program, or internal audits or reviews; and

                           e. such certification may also include, if necessary, an explanation of noncompliance.

                  3. notification of any changes or amendments to the Policies and Procedures required by Section III.B.2 and the reasons for such changes (e.g., change in contractor policy);

                  4. a summary of the facilities audited or reviewed pursuant to Mariner's internal audit and review program, a summary of the findings of such audit or review, and a summary of the corrective actions taken under the program for internal audits and reviews;

                  5. a complete copy of the reports prepared pursuant to the IRO's Submissions, including all the information required in
                  Section III.D;

                  6. Mariner's response/corrective action plan to any findings by the Independent Review Organization;

                  7. Mariner's response/corrective action plan to any issues raised by the Monitor;

                  8. a summary of Material Deficiencies and reported throughout the course of the previous twelve (12) months pursuant to
                  Section III.H, and the corresponding corrective action plans;

                  9. a report of the aggregate Overpayments that have been returned to the Federal health care programs that were discovered as a direct or indirect result of implementing this CIA. Overpayment amounts shall be broken down into the following categories: Medicare, Medicaid (report each applicable state separately), and other Federal health care programs;

                  10. a copy of the Hotline confidential disclosure log required by Section III.E (excluding any calls that relate solely to human resources issues);

                  11. a description of any personnel actions (other than hiring) taken by Mariner as a result of the obligations in Section III.F, and the name, title, and responsibilities of any person who falls within the ambit of Section III.F.3 and 4, and the actions taken in response to the obligations set forth in that Section;

                  12. a summary describing any ongoing investigation or legal proceeding conducted or brought by a governmental entity involving an allegation that Mariner has committed a crime or has engaged in fraudulent activities, which has been reported pursuant to Section III.G. The statement shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding; and

                  13. a description of all changes to the most recently provided list (as updated) of Mariner's locations (including mailing addresses), the corresponding name under which each location is doing business, the corresponding telephone numbers and facsimile numbers, each location's Federal health care program provider identification numbers(s), and the name, address, and telephone number of the payor (specific contractor) that issued each provider identification number.

         The first Annual Report shall be received by the OIG no later than one year and 120 days after the Effective Date of this CIA. Subsequent Annual Reports shall be submitted no later than the anniversary date of the due date of the first Annual Report.

         C. Certifications. The Implementation Report and Annual Reports shall include a certification by the Compliance Officer, under penalty of perjury, that: (1) Mariner is in compliance with all of the requirements of this CIA (unless the noncompliance is clearly and explicitly described in the Implementation Report or Annual Report), to the best of his or her knowledge; and (2) the Compliance Officer has reviewed the Report and has made reasonable inquiry regarding its content and believes that, upon such inquiry, the information is accurate and truthful.

         D. Designation of Information: Mariner shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act ("FOIA"), 5 U.S.C. ss. 552. Mariner shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI.      NOTIFICATIONS AND SUBMISSION OF REPORTS

         Unless otherwise stated in writing subsequent to the Effective Date of this CIA, all notifications and reports required under this CIA shall be submitted to the entities listed below:

OIG:              Civil Recoveries Branch - Compliance Unit
                  Office of Counsel to the Inspector General
                  Office of Inspector General
                  U.S. Department of Health and Human Services
                  Cohen Building, Room 5527
                  330 Independence Avenue, SW
                  Washington, DC 20201
                  Phone: 202.619.2078
                  Fax: 202.205.0604

Mariner:          A. Brent Snelgrove, CPA, MBA
                  Senior Vice President, Audit and Compliance
                  Mariner Post-Acute Network, Inc.
                  One Ravinia Drive, Suite 1500
                  Atlanta, GA  30346
                  Phone:  678-443-6770
                  Fax:  678-443-7100


VII.     OIG INSPECTION, AUDIT AND REVIEW RIGHTS

         In addition to any other rights the OIG may have by statute, regulation, or contract, the OIG or its duly authorized representative(s), may examine and photocopy Mariner's books, records, and other documents and supporting materials and/or conduct an on-site review of any of Mariner's facilities, locations, or operations for the purpose of verifying and evaluating: (a) Mariner's compliance with the terms of this CIA; and (b) Mariner's compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by Mariner to the OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, the OIG or its duly authorized representative(s) may interview any of Mariner's employees, contractors, or agents who consent to be interviewed at the individuals' place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and the OIG. Mariner agrees to assist the OIG in contacting and arranging interviews with such individuals upon the OIG's request. Mariner's employees, and the contractors and agents may elect to be interviewed with or without a representative of Mariner present.

VIII.    DOCUMENT AND RECORD RETENTION

         Mariner shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs, or to compliance with this CIA, one year longer than the term of this CIA (or longer if otherwise required by law).

IX.      DISCLOSURES

         Consistent with HHS's Freedom of Information Act ("FOIA") procedures, set forth in 45 C.F.R. Part 5, the OIG shall make a reasonable effort to notify Mariner prior to any release by the OIG of information submitted by Mariner pursuant to its obligations under this CIA and identified upon submission by Mariner as trade secrets, commercial or financial information and privileged and confidential under the FOIA rules. Mariner shall refrain from identifying any information as trade secrets, commercial, or financial information and privileged and confidential that does not meet the criteria for exemption from disclosure under FOIA. With respect to the disclosure of information, Mariner shall have the rights set forth in 45 C.F.R. ss. 5.65(d). The OIG shall protect confidential information under the FOIA rules to the greatest extent allowed by law.

         Nothing in this CIA, or any communication or report made pursuant to this CIA, shall constitute or be construed as a waiver by Mariner of Mariner's attorney-client, work product, peer review, or other applicable privileges. Notwithstanding that fact, the existence of any such privilege does not affect Mariner's obligation to comply with the provisions of this CIA.

X.       BREACH AND DEFAULT PROVISIONS

         Mariner is expected to fully and timely comply with all of the obligations herein throughout the term of this CIA or other time frames herein agreed to (subject to Mariner's right to request extensions of time in accordance with Section X.B.2).

         A. Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, Mariner and the OIG hereby agree that failure to comply with certain obligations set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as "Stipulated Penalties") in accordance with the following provisions.

                  1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Mariner fails to have in place any of the following:

                           a.       a Compliance Officer;

                           b.       Compliance Committees;

                           c. Audit and Compliance Committee of the Board of Directors;

                           d. Quality Assurance Monitoring Committee of the Board of Directors;

                           e. a program for performing internal audits and reviews;

                           f.       a written Code of Conduct;

                           g.       written Policies and Procedures;

                           h.       a Training Program; and

                           i.       a Confidential Disclosure Program.

                  2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Mariner fails meet any of the deadlines (or any extension granted by the OIG) to submit the Implementation Report or the Annual Reports to OIG.

                  3. A Stipulated Penalty of $2,000 (which shall begin to accrue on the date the failure to comply began) for each day Mariner:

                           a.       hires, enters into a contract with, or
grants staff privileges to an Ineligible Person after that person has been listed by a federal agency as excluded, debarred, suspended or otherwise ineligible for participation in the Medicare, Medicaid or any other Federal health care program (as defined in 42 U.S.C. ss. 1320a-7b(f)) (this Stipulated Penalty shall not be demanded for any time period during which Mariner can demonstrate that it did not discover the person's exclusion or other ineligibility after making a reasonable inquiry (as described in Section III.F) as to the status of the person); or

                           b.       employs, contracts with, or grants staff
privileges to an Ineligible Person and that person: (i) has responsibility for, or involvement with, Mariner's business operations related to the Federal health care programs; or (ii) is in a position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds (this Stipulated Penalty shall not be demanded for any time period during which Mariner can demonstrate that it did not discover the person's exclusion or other ineligibility after making a reasonable inquiry (as described in Section III.F) as to the status of the person).

                  4. A Stipulated Penalty of $1,500 (which shall begin to accrue on the date the Mariner fails to grant access) for each day Mariner fails to grant access to the information or documentation as required in Section VII of this CIA.

                  5. A Stipulated Penalty of $1,000 (which shall begin to accrue 10 days after the date that the OIG provides notice to Mariner of the failure to comply or any extensions granted by the OIG) for each day Mariner fails to comply fully and adequately with any obligation of this CIA. In its notice to Mariner, the OIG shall state the specific grounds for its determination that Mariner has failed to comply fully and adequately with the CIA obligation(s) at issue and a basis for Mariner to cure noncompliance that will be deemed acceptable to the OIG before accrual of any penalty hereunder. With respect to the Stipulated Penalty provision described in this Section X.A.5 only and in situations where the Monitor is not involved, the OIG shall not seek a Stipulated Penalty if Mariner demonstrates to the OIG's satisfaction that the alleged failure to comply could not be cured within the 10 day period, but that:
(i) Mariner has begun to take action to cure the failure to comply; (ii) Mariner is pursuing such action with due diligence, and (iii) Mariner has provided to the OIG a reasonable timetable for curing the failure to comply.

         B.  Payment of Stipulated Penalties.

                  1. Demand Letter. Upon a finding that Mariner has failed to comply with any of the obligations described in Section X.A and determining that Stipulated Penalties are appropriate, the OIG shall notify Mariner by personal service or certified mail of: (a) Mariner's failure to comply; and (b) the OIG's exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is hereinafter referred to as the "Demand Letter").

         Within 15 days of the date of the Demand Letter, Mariner shall either:
(a) cure the breach to the OIG's satisfaction and pay the applicable Stipulated Penalties; or (b) request a hearing before an HHS administrative law judge ("ALJ") to dispute OIG's determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.D. In the event Mariner elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Mariner cures, to the OIG's satisfaction, the alleged breach in dispute; however, the payment of such accrued Stipulated Penalties shall remain pending until the ALJ determination. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a Material Breach of this CIA and shall be grounds for exclusion under Section X.C.

                  2. Timely Written Requests for Extensions. The OIG will reasonably consider any timely written request by Mariner for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if the OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Mariner fails to meet the revised deadline as agreed to by an OIG-approved extension. Notwithstanding any other provision in this Section, if the OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until two business days after Mariner receives the OIG's written denial of such request or when the original obligation becomes due, whichever is later. A "timely written request" is defined as a request in writing received by the OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

                  3. Form of Payment. Payment of the Stipulated Penalties shall be made by certified or cashier's check, payable to "Secretary of the Department of Health and Human Services," and submitted to the OIG at the address set forth in Section VI.

                  4. Independence from Material Breach Determination. Except as otherwise noted, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for the OIG's determination that Mariner has materially breached this CIA, which decision shall be made at the OIG's discretion and governed by the provisions in Section X.C, below.

         C.  Exclusion for Material Breach of this CIA

                  1.  Material Breach.  A "Material Breach" of this CIA means:

                           a. a failure to address concerns rased by the Monitor regarding the quality of care provided to patients or residents, as set forth in Section III.D.1.i of this CIA;

                           b. a failure by Mariner to report a material deficiency, take and enforce corrective action and pay the appropriate refunds, as provided in Section III.D and Section III.H;

                           c. repeated, systemic, or flagrant violations of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A of this CIA;

                           d. a failure to respond to a Demand letter concerning the payment of Stipulated Penalties in accordance with Section X.B above; or

                           e. a failure to retain and use an Independent Review Organization for review purposes or to fund the Monitor in accordance with Section III.D.

                  2. Notice of Material Breach and Intent to Exclude. The parties agree that a Material Breach of this CIA by Mariner constitutes an independent basis for Mariner's exclusion from participation in the Federal health care programs (as defined in 42 U.S.C. ss. 1320a-7b(f)). Upon a determination by the OIG that Mariner has Materially Breached this CIA and that exclusion should be imposed, the OIG shall notify Mariner by certified mail of:
(a) Mariner's Material Breach and the specific nature of the breach; and (b) the OIG's intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the "Notice of Material Breach and Intent to Exclude"). The exclusion may be directed at the corporation, or one or more provider or supplier, depending upon the facts of the breach.

                  3. Opportunity to Cure. Mariner shall have 35 days from the date of the Notice of Material Breach and Intent to Exclude Letter to demonstrate to the OIG's satisfaction that:

                           a. Mariner is in full compliance with these obligations of the CIA cited by the OIG as being the basis for the Material Breach;

                           b. the alleged Material Breach has been cured; or

                           c. the alleged Material Breach cannot be cured within the 35 day period, but that: (i) Mariner has begun to take action to cure the Material Breach; (ii) Mariner is pursuing such action with due diligence; and (iii) Mariner has provided to the OIG a reasonable timetable for curing the Material Breach.

                  4. Exclusion Letter. If at the conclusion of the thirty-five
(35) day period, Mariner fails to satisfy the requirements of Section X.C.2, the OIG may exclude Mariner from participation in the Federal health care programs. The OIG will notify Mariner in writing of its determination to exclude Mariner (this letter shall be referred to hereinafter as the "Exclusion Letter"). Subject to the Dispute Resolution provisions in Section X.D, below, the exclusion shall go into effect 30 days after the date of the Exclusion Letter. The exclusion shall have national effect and will also apply to all other federal procurement and non-procurement programs. If Mariner is excluded under the provisions of this CIA, Mariner may seek reinstatement pursuant to the provisions at 42 C.F.R. ss.ss. 1001.3001-.3004.

         D.  Dispute Resolution

                  1. Review Rights. Upon the OIG's delivery to Mariner of its Demand Letter or its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under the obligation of this CIA, Mariner shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. ss. 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Noncompliance, Stipulated Penalties, or exclusion sought pursuant to this CIA. Specifically, OIG's determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an ALJ and, in the event of an appeal, the Departmental Appeals Board ("DAB"), in a manner consistent with the provisions in 42 C.F.R. ss.ss. 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. ss. 1005.2(c), a request for a hearing involving Stipulated Penalties shall be made within 15 days of the date of the Demand Letter, and the request for a hearing involving exclusion shall be made within 30 days of the date of the Exclusion Letter.

                  2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Mariner was in full and timely compliance with the obligations of this CIA for which OIG demands payment; (b) the period of noncompliance; and (c) with respect to a Stipulated Penalty authorized under
Section X.A.5 only and
in situations where the Monitor is not involved, whether the failure to comply could not be cured within the ten (10) day period, but that by the end of that period: (i) Mariner had begun to take action to cure the failure to comply, (ii) Mariner was and is pursuing such action with due diligence; and (iii) Mariner had provided to OIG a reasonable timetable fore curing the breach which is being followed. Mariner shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. If the ALJ finds for OIG with regard to a finding of a breach of this CIA and orders Mariner to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable (20) days after the ALJ issues such a decision notwithstanding that Mariner may request review of the ALJ decision by the DAB.

                  3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a Material Breach of this CIA shall be: (a) whether Mariner was in Material Breach of this CIA; (b) whether such breach was continuing on the date of the Exclusion Letter; and (c) whether the alleged Material Breach could not be cured within the (35) day period, but that (i) Mariner has begun to take action to cure the Material Breach, (ii) Mariner is pursuing such action with due diligence, and (iii) Mariner has provided to OIG a reasonable timetable for curing the Material Breach.

         For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision that is favorable to the OIG. Mariner's election of its contractual right to appeal to the DAB shall not abrogate the OIG's authority to exclude Mariner upon the issuance of the ALJ's decision. If the ALJ sustains the determination of the OIG and determines that exclusion is authorized, such exclusion shall take effect (20) days after the ALJ issues such a decision, notwithstanding that Mariner may request review of the ALJ decision by the DAB.

                  4. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB's decision (or the ALJ's decision if not appealed) shall be considered final for all purposes under this CIA.

                  5. Review by Other Agencies. Nothing in this CIA shall affect the right of CMS or any other Federal or state agency to enforce any statutory or regulatory authorities with respect to Mariner's compliance with applicable Federal and state health care program requirements.

XI.      EFFECTIVE AND BINDING AGREEMENT

         Consistent with the provisions in the Settlement Agreement pursuant to which this CIA is entered, and into which this CIA is incorporated, Mariner and the OIG agree as follows:

         A. This CIA shall be binding on the successors, assigns, and transferees of Mariner except that the obligations of this CIA shall not apply to facilities, business units or locations that Mariner or a Mariner successor does not own or operate as a result of an asset sale to an unrelated third party;

         B. This CIA shall become final and binding on the date the final signature is obtained on the CIA and approved by the Bankruptcy Court, and shall incorporate by reference any other Corporate Integrity Agreements obligating Mariner or any of its facilities, business units or locations at the time of execution of this CIA;

         C. Any modifications to this CIA shall be made only with the prior written consent of the parties to this CIA; and

         D. Nothing in this CIA precludes Mariner from lawfully contesting the legality, enforceability or applicability of any Federal health care program requirement; and

         E. This CIA is for the benefit of the Parties hereto, and creates no rights or remedies beyond those expressly created herein. Nothing in this CIA is intended to confer any benefits on any third-party.

         F. The undersigned Mariner signatory represents and warrants that he is authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.


                     ON BEHALF OF MARINER HEALTH CARE, INC.



DATED:                       BY:
      --------------            ---------------------------------------------
                                 Susan Thomas Whittle
                                 General Counsel and Executive Vice-
                                 President
                                 Mariner Post-Acute Network, Inc.
                                 Mariner Health Group, Inc.


DATED:                       BY:
      --------------            ---------------------------------------------
                                 Thomas C. Fox
                                 Scot T. Hasselman
                                 Reed Smith LLP
                                 Counsel for Mariner Post-Acute Network, Inc.
                                 Counsel for Mariner Health Group, Inc.

                  ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL
                 OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES





-------------------------                  -------------------------------------
DATED:                                     LEWIS MORRIS
                                           Assistant Inspector General for Legal
                                           Affairs
                                           Office of Inspector General
                                           U. S. Department of Health and
                                           Human Services

                                   Appendix A


                               MONITOR TASK LIST




THIS DOCUMENT IS DESIGNED TO PROVIDE GUIDANCE TO THE MONITOR; IT MAY BE AMENDED AT ANY TIME CONSISTENT WITH THE TERMS OF THE CORPORATE INTEGRITY AGREEMENT ("CIA"). NOTHING IN THIS TASK LIST SHOULD BE INTERPRETED TO LIMIT THE TERMS AND CONDITIONS OF THE CIA.



I.       Analysis of the Quality Compliance Infrastructure

         A. Board of Directors: Existence of the Board level committee with a quality improvement function.

                  1.       Existence of a Charter.

                  2. Analysis of whether the Charter reflects the duties and responsibilities set forth in the CIA.

                  3. Review of minutes with an analysis of whether the committee is:

                           a.       carrying out the duties and
                                    responsibilities set forth in the CIA;

                           b. receiving the information necessary to ensure that the Company has a system in place to respond to Federal, state, internal, and external reports of quality of care issues and that such system functions effectively; and

                           c.       providing the direction and support
                                    necessary to enable the organization to
                                    address quality of care issues in a timely and effective manner.

         B. Corporate Compliance Committees: Existence of Quality Assurance Committees.

                  1. Review of individuals appointed to the Committee to ensure that those individuals have the authority to carry out the duties and responsibilities set forth in the CIA.

                  2. Review of minutes and analysis of Committees' effectiveness.

                           a.       are the meetings being conducted on a
                                    regular basis?

                           b. are the Committees receiving and analyzing quality data reports?

                           c.       are the Committees ensuring that
                                    investigations are being conducted where necessary to determine the scope and severity of the problem and corrective action plans are initiated where appropriate?

                           d. are the Committees monitoring, development and implementation of corrective action plans, ensuring that follow up occurs, making necessary adjustments to corrective action plans, and ensuring that such correction is effectively maintained over time? And

                           e.       are the Committees recommending and
                                    implementing changes to policies and
                                    procedures and training where appropriate and necessary?

         C.       Internal Review Functions

                  1. Existence of sufficient resources to conduct internal reviews in order to obtain data concerning the treatment of patients and residents at the Company's facilities (as defined in the CIA).

                  2. Analysis of whether the individuals conducting the internal review functions have the appropriate qualifications, have been sufficiently trained, and are appropriately supervised.

                  3. Analysis of the effectiveness of internal review functions.

                                    a.       ability to identify the problem
                                             and/or opportunities for quality
                                             improvement-,

                                    b.       ability to determine the scope of
                                             the problem is it isolated or
                                             systemic) and/or opportunities for
                                             system-wide quality improvement;

                                    c.       ability to create corrective
                                             action plans and/or disseminate
                                             throughout the system best
                                             practices on quality improvement
                                             programs;

                                    d.       ability to execute the corrective
                                             action plans or implement quality
                                             improvement programs; and

                                    e.       ability to evaluate whether the
                                             assessment, corrective action
                                             plan, execution of the plan and
                                             quality improvement efforts were
                                             effective, reliable, thorough, and
                                             maintained over time.

         D.       Other Quality Compliance Infrastructure

                  1. Analysis of whether there is an infrastructure that allows information concerning quality of care at the facilities to be communicated to the personnel with the authority to make decisions about that information (are data reports being reviewed to identify potential quality problems at the facility, district, regional and corporate levels).

                  2. Analysis of whether there is an infrastructure that allows the decisions that are made concerning quality of care at the facilities to be communicated to the personnel with the authority to carry out those decisions and that follow up occurs to ensure that any corrective action or other decisions are implemented and maintained over time.

                  3. Analysis of whether there is an infrastructure that allows the personnel that arc carrying out those decisions to communicate the effectiveness of the decision.

                  4. Analysis of whether there are staff compensation and reward policies that (a) promote quality of resident and patient care; and (b) do not inhibit the quality of resident or patient care, and that there is an infrastructure to effectively carry out such appropriate staff compensation and reward policies.

                  5. Assessment of whether facility site visits are occurring to verify whether potential quality problems are being appropriately identified and acted upon.

         E. Effectiveness and Accessibility of the Compliance Officer and the Compliance Staff (including the Chief Medical Officer)

                  1. Analysis of whether the Compliance Officer and Compliance Staff are accessible when necessary to assist in making decisions that impact the quality of care of the patients and residents at Company's facilities.

                  2. Analysis of the involvement of the Compliance Officer arid the Compliance Staff in the Compliance Committees.

                  3. Analysis of whether the Compliance Officer is providing accurate and complete reports to the Board of Directors' Quality Assurance Monitoring Committee.

                  4. Analysis of the effectiveness of the Compliance Officer and the Compliance Staff.-

                           a.       ability to identify the problem;

                           b. ability to determine the scope of the problem (e.g., is it isolated or systemic);

                           c.       ability to create corrective action plans;

                           d. ability to execute the correction action plans; and

                           e. ability to evaluate whether the assessment, corrective action plan, and execution of the plan were effective, reliable, thorough, and maintained over time.

         II.      Analysis of the Policies and Procedures and Training

         A. Analysis of the substance of the Policies and Procedures relating to quality of care to determine if they assist the employees in providing quality of care to the patients and residents of Company and are in accordance with professionally recognized standards of care.

                  1. Assessment of the clarity of policies and procedures.

\
                  2. Assessment of the distribution and availability of policies and procedures.

                  3. Assessment of the enforcement of policies and procedures.

         B.       Training related to Quality of Care.

                  1.       Review of training materials.

                  2. Assessment of whether the clinical issues are being appropriately identified and effectively communicated.

                  3. Assessment of impact of training in maintaining appropriate implementation of care in targeted areas over time.

         III.     Analysis of Quality Related Data

                  A. Existence of a system to collect, report, analyze, and disseminate data on quality of care, including, but not limited to, deficiency data, MDS data, hotline or other complaints, incident, accident, neglect, and abuse reports, quality indicators, hospital key Indicator variables, resident and patient satisfaction surveys, and JCAHO reports.

                  1.       Analysis of the integrity of this system.

                           a.       accuracy of the data being supplied;

                           b. system controls that maintain the accuracy of the data;

                           c. availability of the data to the appropriate personnel; and

                           d.       timeliness of the data.

                  2. Existence of appropriate and adequate red flag thresholds for use III quality improvement process.

                  3. Existence of adequate consistent reporting mechanism for determining staffing ratios and levels.

                  4. Existence of a system to determine the level of agency staff usage.

                  5. Existence of a system to ensure that the incident, accident, abuse, and neglect reports are being created and centrally maintained, and arc of a nature to allow the Quality Assurance Committees meaningful information to be able to determine: 1) if there is a quality of care problem; and 2) the full scope and severity of the problem.

                  B. Access to incident, accident, neglect, and abuse reporst to determine the accuracy of the reports.

                  C. Analysis of whether the Company accurately determines whether the incidents, accidents, neglect or abuse reports are related to quality of care issues, and if so, whether they are appropriately investigated to determine the scope and severity of the problem, and, if warranted, that corrective action was taken.

         D. Analysis of whether complaints related to quality of care (including, but not limited to, those received through the hot line) are appropriately investigated to determine the scope and severity of the problem, and, if warranted, that corrective action was taken and monitored to ensure permanent correction over time.

         IV. Mechanisms to analyze the effectiveness and thoroughness of the Company's implementation of the CIA.

                  A. Access to data, employees, residents, patients as specified in the CIA, subject to the confidentiality provisions of the CIA and applicable law.

                  B. Facility visits, ability to copy data, including, but not limited to, patient/resident records and other appropriate documents, subject to the confidentiality provisions of the CIA and applicable law.

                  C.       Attendance at Board meetings.

                  D. Attendance at committee meetings at the corporate, regional, district and facility level.

                  E.       Attendance at training sessions.

         V.       Reporting to Government and Company on Monitoring Activities

                  A.       Quarterly reports to Company and OIG.

                  B.       Annual reports to OIG on costs incurred.

                  C.       Reports as required by law and specified in the CIA.

                  D. Reports on systemic or repeated problems to the Consortium and to Company as specified in the CIA.

                                   APPENDIX B
              FINANCIAL REVIEW - MINIMUM DATA SET AUDIT GUIDELINES


A.       GENERAL

         1. A team of individuals selected pursuant to the procedures set forth in section Ill.D.2.b. of the CIA (the "Compliance Audit Team") shall conduct Minimum Data Set ("MDS") discovery audits ("MDS Discovery Audits") that shall review paid Medicare Part A claims from Mariner's nursing facilities and shall focus on the MDS.

         2. The IRO shall conduct verification reviews of a sample of each Compliance Audit Team member's MDS Discovery Audit determinations pursuant to the procedures set forth in section III.D.2.g. of the CIA.

         3. The TRO shall also conduct statistically valid random sampling ("SVRS") MDS audits ("SVRS MDS Audits") in Mariner nursing facilities where MDS Discovery Audits exceed a specified error rate. The SVRS MDS Audits and MDS Discovery Audits are collectively "MDS Audits."

         4. The MDS Audits shall consist of a variable appraisal sample (dollar amount in error). For purposes of determining dollar amounts associated with errors, the final sampling unit shall be a single UB-92 bill and all associated MDS information on the UB-92 bill shall be reviewed.

         5. The MDS Discovery Audits conducted by the Compliance Audit Team shall be conducted using a sample of a minimum of 15 percent of Mariner's nursing facilities. This sample shall consist of at least one nursing facility chosen randomly from the territory of each CMS Regional Office in which Mariner maintains a facility, and an additional number of randomly chosen facilities, chosen using Mariner's Internal Audit Plan schedules so as to avoid repeated audits of the same facility within a single audit cycle.

         6. Mariner and the IRO shall ensure that only qualified individuals, including, but not limited to, clinical and medical personnel, are selected for the Compliance Audit Team pursuant to the procedures set forth in section III.D.2.b of the CIA. To the extent that any facility personnel are involved in the MDS Audits, Mariner shall ensure that the Individual who was involved in preparing the original claim, including, the input of the entries on the MDS, on behalf of the Mariner facilities, is not involved in the review of that particular facility's claims submission to federal health care programs.

         7. The "Audit Period" for the MDS Audits shall be as follows. The Audit Period for the first year MDS Audits shall begin on the Effective Date of this CIA through the start date of the specific MDS review, The Audit Period of subsequent MDS Audits shall be defined as including the twelve (12) month period preceding the starting date of the specific MDS review. For each MDS Audit, the audit pool from which claims are randomly selected for review, will include those claims with a date of service during the relevant audit period.

         8. If, in any Audit Period, Mariner's Compliance Audit Team cannot perform the number of MDS Discovery Audits required, the IRO shall perform the remainder of the MDS Discovery Audits in that year.

         9. Mariner shall retain copies of all work papers, supporting documentation, correspondence and draft reports, if any, (those exchanged between the IRO and Mariner) used or created in connection with the MDS Audits and shall make such information available to OIG upon request. The IRO shall retain and make available to the OIG, upon request, all supporting rationale for its findings.

         10. If Mariner becomes aware that any facility (including those not selected to be included as part of an annual MDS Audit) is potentially experiencing noncompliance with the Federal health care program requirements for claims submissions, Mariner shall, after reasonably determining whether further review is warranted, in addition to its other CIA obligations, conduct a review of the potential area of non-compliance. If warranted, Mariner shall develop a corrective action plan and conduct appropriate follow-up to ensure that any inappropriate or improper practice(s) related to claims submission is appropriately addressed. All such instances of inappropriate or improper claims submission, regardless of whether the facility was selected in the MDS Audit, shall be reported to OIG, pursuant to Section III.H. of this CIA.

B.       CONDUCTING THE MDS DISCOVERY AUDIT

         1. A statistically valid random sample of a minimum of 50 UB-92s shall be selected from each facility selected for review. If the reviewer chooses to stratify the discovery sample, the strata shall be determined prior to selecting the random sample of UB-92s and an explanation of how the strata was determined shall be included in the MDS Audit Report.

         2. For the first year reviews of the discovery sample, the Compliance Audit Team or IRO (in the instance that Mariner is unable to complete the required number of MDS Discovery Audits for the Audit Period) shall obtain a computer download (in either an ASCII, Lotus 1-2-3 or Microsoft Excel format), of the total Medicare Part A paid claims that had dates of service during the audit period for each of Mariner's randomly selected nursing facilities (if a computer download is not available, then a computer-generated printout CLLN be used). For subsequent year reviews, the Compliance Audit Team or IRO shall obtain a computer download of the total Medicare Part A paid claims for each randomly selected facility.

         3. Mariner's Compliance Audit Team or IRO (in the instance that Mariner is unable to complete the required number of MDS Discovery Audits for the Audit Period) shall identify the universe of paid UB-92s for each nursing facility in (he audit year in accordance with Section A.7 of this Appendix. Based on the results of the discovery sample, Mariner's Compliance Audit Team or IRO (in the instance that Mariner is unable to complete the required number of MDS Discovery Audits for the Audit Period) shall select a sufficient number of sampling units to meet tile parameters of Section C.2.b. of this Appendix from each nursing facility's total Medicare Part A claims population for the full sample.

         4. The Compliance Audit Team or IRO shall notify each nursing facility of the paid UB-92s that were selected for review. The Compliance Audit Team or IRO shall obtain all appropriate medical records, billing and related supporting documentation. If the Mariner facility cannot produce the medical records or any other supporting documentation necessary to make an accurate claim determination, the Compliance Audit Team or IRO shall consider the relevant portion of the UB-92 which lacks proper documentation to be billed in error.

         5. The dollar difference (i.e., the amount that was paid versus the amount that should have been paid) will be determined for each UB-92. Any underpayment identified in the discovery sample shall be offset against any overpayment.

         6. If the financial error rate (i.e., net dollars identified as overpaid in the discovery sample divided by total dollars paid to the facility based on the UB-92s selected in the discovery sample) does not exceed a 5% threshold, the facility shall refund all identified overpayments to the appropriate payor and the facility's MDS audit shall be concluded. If the financial error rate exceeds the 5% threshold, Mariner will engage the IRO to conduct an SVRS MDS audit of the facility.

C.       CONDUCTING THE SVRS MDS AUDIT ("STAGE 2")

         1.       Selection of' Facilities for Stage 2

                  a. The IRO shall conduct Stage 2 of the MDS audit for each individual nursing, facility selected as part of the discovery sample for which the financial error rate was 5% or greater (i.e., the SVRS MDS Audit').

         2.       Selecting the full sample.
                  a. Stage 2 shall consist of reviewing a full sample of UB-92s that have been randomly selected from the applicable Audit Period.

                  b. The full sample shall contain a sufficient number of sampling units to generate results that estimate the true overpayment in the population to be within a 90% confidence interval and a maximum precision (relative precision, i.e., semi-width of the confidence interval) of plus or minus 25% of the point estimate (i.e., the upper and lower bounds of the 90% confidence interval shall not exceed 125% and shall not fall below 75% of the midpoint of the confidence interval, respectively).

                  c. For the first year reviews of the SVRS sample, the IRO shall obtain a computer download (in either an ASCII, Lotus 1-2-3 or Microsoft Excel format), of the total Medicare Part A paid claims that had dates of service during the audit period for each of Mariner's randomly selected nursing facilities (if a computer download is not available, then a computer-generated printout can be used). For subsequent year reviews, the IRO shall obtain a computer download of the total Medicare Part A paid claims for each randomly selected facility.

         3.       Conducting the claims review.

                  a. For each UB-92 selected in Stage 2, the IRO shall review the MDS and the medical record documentation supporting the MDS. The review process shall entail an evaluation of the MDS and verification that each entry that affects the RUG code outcome for the MDS is supported by the medical record for the corresponding period of time consistent with the assessment reference date ("ARD") specified on the MDS.

                  b. The LRO shall perform an evaluation of the data on the UB-92 and determine whether the variables that affect the RUG assignment outcome for the MDS are supported by the medical record for the corresponding time period consistent with the assessment reference date specified in the MDS, This shall include the following issues:

                           (1) The accuracy of the MDS coding, and the resulting RUG category selection based on the documentation within the medical record. The review of the MDS and related documentation shall include the following:.

                                    -        assessment reference date for
                                             accuracy;
                                    -        activities of daily living and the
                                             look-back period used;
                                    -        special treatments and procedures
                                             along with the look-back periods;
                                    -        nursing restorative with look-back
                                             periods;
                                    -        supplement for PPS with look-back
                                             periods used (e.g., estimated
                                             therapies and minutes for the
                                             5-Day MDS); and
                                    -        resulting RUG category.

                           (2) The demonstration of medical necessity in the medical record by verifying the presence of physician orders for the services reflected as necessary in the MDS;

                           (3) The accuracy of the associated LTB-92s. At a minimum these claims shall be reviewed for the following:

                                    -        coverage period;

                                    -        revenue codes;

                                    -        HIPPS codes (RUG categories and
                                             the modifiers for assessment
                                             type), and

                                    -        Units of service.

                  c. In those cases where an incorrect MDS has been identified, the IRO shall re-enter data from that MDS into the IRO's grouper software to verify that the correct RUG code assignment was properly assigned on the UB-92. If an incorrect RUG code was assigned, this shall be considered an error.

                  d. If there is insufficient support for an MDS data point(s) that results in a downward change in RUG assignment, the IRO should consider the dollar difference to be an overpayment.

                  e. If an incorrect RUG was used, but it did not result in an overpayment, it will be noted in the MDS audit report ("MDS Audit Report").

D. MDS AUDIT REPORT. The following information, as applicable, shall be included for each discovery and full MDS audit in the MDS Audit
         Report:

         1.       MDS, Audit Methodology

                  a. MDS Audit Objective: A clear statement of the objective intended to be achieved by the MDS Audit.

                  b. Sampling Unit: A description of the Item, as that term is utilized for tile MDS Audit. The sampling unit shall be paid UB-92s during the relevant Audit Period.

                  c. MDS Audit Population: A description of the Population subject to the MDS Audit.

                  d. Sampling Frame: A description of the sampling frame, which is the totality of Items from which the discovery and full sample have been selected and an explanation of the methodology used to identify the sampling frame. In most circumstances, the sampling frame will be identical to the Population.

                  e. Sources of Data: A description of the documentation relied upon by the Compliance Audit Team or IRO when performing the MDS Audit (e.g. medical records, physician orders, certificates of medical necessity, requisition forms, local medical review policies, CMS program memoranda, Medicare carrier or intermediary manual or bulletins, other policies, regulations, or directives).

                  f. Review Protocol: A narrative description of how tile MDS Audit was conducted and what was evaluated.

         2.       Statistical Sampling Documentation

                  a. The number of sampling units appraised in each discovery sample and each full sample.

                  b. A copy of all printouts of the random numbers generated by the "Random Numbers" function of the statistical sampling software used by the IRO for selection of each discovery sample and each full sample.

                  c. A copy of the statistical software printouts estimating how many Items are to be included in the Full Sample.

                  d. A description or identification of the statistical sampling software package used to conduct the sampling.

                  e. The sampling frame used in the discovery and full samples will be available to the OIG upon request.

         3.       MDS Audit Results

                  a. For each MDS Audit, the total number and percentage of instances in which the Compliance Audit Team and/or IRO determined that the paid UB-92s submitted by Mariner and reimbursed by the fiscal intermediary differed from what should have been submitted by Mariner and reimbursed by the fiscal intermediary (the "Correct UB-92"), regardless of the effect on the payment.

                  b. For each MDS Audit, the total number and percentage of instances in which the UB-92 submitted differed from the Correct UB-92 and in which such differences resulted in an overpayment to Mariner

                  c. For each MDS Audit, the total dollar amount of all paid claims in the MDS Audit Sample and the total dollar amount of overpayments, underpayments, and net overpayments associated with the paid claims identified by the MDS Audit.

                  d. The level of precision achieved by each full sample MDS Audit at a 90% confidence level.

                  e. A spreadsheet of the MDS audit results that includes the following information for each paid claim appraised: Federal health care program billed, beneficiary health insurance claim number, date of service, MDS procedure code submitted,. procedure code reimbursed, allowed amount reimbursed by payor, correct procedure code, correct allowed amount, dollar difference between allowed amount reimbursed by payor and the correct allowed amount.

         4. Credentials. The names and credentials of the individuals who: (1) designed the statistical sampling procedures and the review methodology utilized for the MDS Audit; and (2) performed the MDS Audit.

         E.       Annual Report

                  Mariner shall report the findings from all of the MDS Audits (i.e., the MDS Audit Report) described above as part of its Annual Report. The OIG may obtain documentation from the IRO and Mariner regarding the work that has been performed on these audits, to assist the OIG in determining the appropriateness of the findings.

                                   APPENDIX C


                            OVERPAYMENT REFUND FORM


-------------------------------------------------------------------------------
                     TO BE COMPLETED BY MEDICARE CONTRACTOR
                     --------------------------------------

 Date:-----------------------------
 Contractor Deposit Control #                Date of Deposit:
                             ---------------                  ----------------
 Contractor Contact Name:                    Phone #
                         -------------------        --------------------------
 Contractor Address:
                    ----------------------------------------------------------
 Contractor Fax:
                ----------------------------

--------------------------------------------------------------------------------

                 TO BE COMPLETED BY PROVIDER/PHYSICIAN/SUPPLIER
                 ----------------------------------------------

  Please complete and forward to Medicare Contractor. This form, or a similar document containing the following information, should accompany every voluntary refund so that receipt of check is properly recorded and applied.

  PROVIDER/PHYSICIAN/SUPPLIERNAME
                                 ----------------------------------------------
  ADDRESS
          ---------------------------------------------------------------------
  PROVIDER/PHYSICIAN/SUPPLIER #                      CHECK NUMBER #
                               ---------------------               ------------
  CONTACT PERSON:                                    PHONE #
                  ----------------------------------        -------------------
  AMOUNT OF CHECK $                                  CHECK DATE
                   ---------------------------------            ---------------

                               REFUND INFORMATION
                               ------------------

  For each Claim, provide the following:
  --------------------------------------
  Patient Name                               HIC #
              -------------------------------      ----------------------------
  Medicare Claim Number                      Claim Amount Refunded $
                 ----------------------------                       -----------
  Reason Code for Claim Adjustment:         (Select reason code from list below.
  Use one reason per claim)

 (Please list all claim numbers involved. Attach separate sheet, if necessary)

Note: If Specific Patient/HIC/Claim #/Claim Amount data not available for all claims due to Statistical Sampling, please indicate methodology and formula used to determine amount and reason for overpayment:
For Institutional Facilities Only:
----------------------------------
Cost Report Year(s)--------------------------
(If multiple cost report years are involved, provide a breakdown by amount and corresponding cost report year.)
For OIG Reporting Requirements:
-------------------------------
Do you have a Corporate Integrity Agreement with OIG? ---------Yes --------No

Reason Codes:                            MSP/Other Payer Involvement            Miscellaneous
-------------                            ---------------------------            -------------
Billing/Clerical Error                   08 - MSP Group Health Plan             13 - Insufficient Documentation
----------------------                   Insurance                              14 - Patient Enrolled in an HMO
01 - Corrected Date of Service           09 - MSP No Fault Insurance            15 - Services Not Rendered
02 - Duplicate                           10 - MSP Liability Insurance           16 - Medical Necessity
03 - Corrected CPT code                  11 - MSP, Workers Comp.                17 - Other (Please Specify)
04 - Not Our Patient(s)                  (Including Black Lung                   --------------------------
05 - Modifier Added/Removed              12 - Veterans Administration
06 - Billed in Error
07 - Corrected CPT Code




                                       G

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re                                                                Chapter 11

MARINER HEALTH GROUP, INC.                              Case No. 00-00215 (MFW)
a Delaware Corporation, and affiliates

                                                          (Jointly Administered
                                                       Case Nos. 00-00215 (MFW)
                                                        through 00-00301 (MFW),
Debtors.                                                             inclusive)


     WITHDRAWAL OF CLAIM NOS._______________________
          FILED ON BEHALF OF________________________

         ___________________hereby withdraws, with prejudice, any and all proofs of claim filed against any of the Debtors in the above-captioned jointly-administered cases, including, without limitation, Claim Nos. _____ each asserting a claim in the following amount___________.



Dated:___________, 2002


                                     __________________________________________
                                     [NAME]

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


In re                                                                Chapter 11

MARINER POST-ACUTE                                     Case No. 00-001 13 (MFW)
NETWORK, INC.,
a Delaware corporation,and affiliates

                                                         (Jointly Administered
                                                      Case Nos. 00-001 13 (MFW)
                                                        through 00-00214 (MFW),
                                                                     inclusive)
Debtors.


    WITHDRAWAL OF CLAIM NOS.________________________
         FILED ON BEHALF OF_________________________

         _______________________hereby withdraws, with prejudice, any and all proofs of claim filed against any of the Debtors in the above-captioned jointly-administered cases, including, without limitation, Claim Nos.______ each asserting a claim in the following amount ____________.

Dated: _________, 2002


                                     __________________________________________
                                     [NAME]